Exhibit 99.1

Occam Networks Announces One-for-Forty Reverse Stock Split

SANTA BARBARA, Calif. – Feb. 23, 2006 – Occam Networks® Inc. (OTCBB: OCCM), a supplier of innovative Ethernet- and IP-based loop carrier equipment to telecommunications companies, today announced that its Board of Directors has approved a one-for-forty reverse split of its common stock.

At the annual meeting of stockholders of Occam held on June 21, 2005, the stockholders of Occam authorized its Board of Directors to effect a reverse split of Occam’s outstanding common stock at any time prior to the date of Occam’s 2006 annual meeting of stockholders based on any of the following ratios: one-for-ten; one-for-fifteen; one-for-twenty; one-for-twenty-five; one-for-thirty; one-for-thirty-five; and one-for-forty.

The record date for the reverse split will be March 10, 2006 and the reverse split will be effective after market close on Friday, March 10, 2006. Occam’s stock will begin trading on the NASD Electronic Bulletin Board (OTCBB) on a split-adjusted basis on Monday, March 13, 2006.

As of February 17, 2006, Occam had 275,401,540 shares of common stock issued and outstanding. Including 356,265,536 shares of common stock to be issued upon conversion of outstanding series A-2 preferred stock and warrants, the company had a total of 631,667,076 shares of common stock outstanding on an as-converted basis. Post reverse split, the company will have approximately 6,885,039 common shares issued and outstanding and a total of 15,791,677 shares outstanding on an as-converted basis. As a result of the reverse split, the conversion ratio of our Series A-2 preferred stock will be proportionately adjusted which will decrease the number of shares of common stock issuable upon conversion of each share of Series A-2 preferred stock from approximately 90.9 shares of common stock to approximately 2.27 shares of common stock.

“We recently achieved our first profitable quarter and believe that reverse splitting our shares will not only enhance our earnings-per-share visibility, but will also allow our stock to be traded by a wider shareholder base,” said Bob Howard-Anderson, CEO of Occam Networks.

Occam will not issue any fractional shares of its new common stock as a result of the reverse split. Instead, Occam will issue cash to stockholders who would be entitled to receive fractional shares. US Stock Transfer is Occam’s transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in connection with the reverse split. The exercise or conversion price and/or the number of shares of common stock issuable under the Company’s outstanding options, warrants and Series A-2 Convertible Preferred Stock will be proportionately adjusted to reflect the reverse stock split. Additional information about the reverse stock split is available in Occam’s definitive proxy statement filed with the Securities and Exchange Commission on May 24, 2005.

About Occam Networks Inc.

Occam Networks Inc. develops and markets innovative Broadband Loop Carrier networking equipment that enable telephone companies to deliver voice, data and video services. Based on Ethernet and Internet Protocol (IP) technologies, Occam’s equipment allows telecommunications service providers to profitably deliver traditional phone services, as well as advanced voice-over-IP, residential and business broadband, and digital television services through a single, all-packet access network. Occam is headquartered in Santa Barbara, Calif. Additional information can be found at www.occamnetworks.com.

Cautionary Note Concerning Forward-Looking Statements

Portions of this press release contain forward-looking statements regarding future events, including the pending reverse split of Occam’s common stock and the impact of such a reverse split. These statements involve numerous risks and uncertainties, which could cause actual results or events to differ materially from those suggested in these forward-looking statements. These risks include, among others, regulatory requirements applicable to the reverse split, market reaction to the reverse split, changes in institutional investment criteria and changes in general market conditions. Please refer to Occam’s most recent quarterly report on Form 10-Q, annual report on Form 10-K, proxy statement on Schedule 14A and other filings Occam makes with the SEC for additional factors that could cause actual results to differ materially from those contained in any forward-looking statements provided today.

Occam Networks is a registered trademark of Occam Networks Inc. in the United States and/or other countries.

All other trademarks mentioned are the property of their respective owners.

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Contact:
Chris Farrell Chief Financial Officer 1-805-692-2957 cfarrell@occamnetworks.com	Spencer Parkinson Connect Public Relations 1-801-373-7888 spencerp@connectpr.com